Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Amendment No. 1 to the Registration Statement on Form F-10 (File No. 333-208442) of Manulife Financial Corporation, and in the related short form base shelf prospectus pertaining to the issue and sale of up to US$5,000,000,000 in an aggregate amount of Debt Securities, Class A Shares, Class B Shares, Class 1 Shares, Common Shares, Subscription Receipts, Warrants, Share Purchase Contracts and Units of Manulife Financial Corporation of our reports dated February19, 2015, with respect to the consolidated financial statements of Manulife Financial Corporation as at December 31, 2014 and 2013 and for the years then ended, and the effectiveness of internal control over financial reporting of Manulife Financial Corporation as of December 31, 2014, included in Manulife Financial Corporation’s 2014 Annual Report (Form 40-F) filed with the Securities and Exchange Commission.

Toronto, Canada

December 17, 2015

/s/ Ernst & Young LLP
Chartered Accountants Licensed Public Accountants